CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Reverse Convertible Securities due 2009	$1,030,000	$40.48

February 2009 Pricing Supplement No. 28 Registration Statement No. 333-156423 Dated February 20, 2009 Filed pursuant to Rule 4242(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
12% RevConsSM
Based on the Common Stock of The Kroger Co. Due August 25, 2009
Reverse Convertible Securities
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock equal to the exchange ratio worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity.  The RevCons are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,030,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (See “Commissions and Issue Price” below)
Maturity date:	August 25, 2009
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	45.10600 (the stated principal amount divided by the initial share price, subject to adjustments for corporate events)
Trigger level:	75%
Trigger price:	$16.62750 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	August 20, 2009 (3 business days before the maturity date) subject to postponement in the event of certain market disruption events
Coupon:	12% per annum, payable monthly beginning March 25, 2009.
Underlying stock:	The Kroger Co. (“KR”)
Initial share price:	$22.17, which is the closing price of the underlying stock on the pricing date.
Pricing date:	February 20, 2009
Original issue date:	February 25, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EB6
ISIN:	US617482EB68
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$1,030,000	$15,450	$1,014,550
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor.  The lowest price payable by an investor is $995 per RevCons.  Please see “Syndicate Information” on page 3 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).
The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

THE REVCONS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE REVCONS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  The RevCons do not guarantee any return of principal at maturity. The RevCons are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley.
“RevCons” is a service mark of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 20, 2009	February 25, 2009 (three business days after the pricing date)	August 25, 2009
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,030,000
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 3)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	45.10600 (the stated principal amount divided by the initial share price, subject to adjustments for corporate events)
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Trigger level:	75%
Trigger price:	$16.62750 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	August 20, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events
Coupon:	12% per annum, payable monthly beginning March 25, 2009.
Underlying stock:	The Kroger Co. (“KR”)
Initial share price:	$22.17, which is the closing price of the underlying stock on the pricing date.
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Risk factors:	Please see “Risk Factors” on page 6.
General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482EB6
ISIN:	US617482EB68
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on the deposit is 1.7478% per annum, compounded monthly, and that the remainder of the coupons on each of the RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term Equal to or Less Than One Year.”

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and

February 2009	Page 2

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could have increased the price of the underlying stock, and, accordingly, increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, before you would receive for the RevCons at maturity an amount of cash or common stock worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000	$15.00	<$1MM
$997.50	$12.50	$1MM-$2.99MM
$996.25	$11.25	$3MM-$4.99MM
$995	$10.00	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2009	Page 3

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

How RevCons Work
The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons
The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values (and do not reflect the actual initial share price of the underlying stock as well as the exchange ratio, trigger price and the coupon per annum of the RevCons):

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$75 (75% of the initial share price)
▪ Coupon per annum:	12%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$60	$1,060
$80.00	$1,000	$60	$1,060
$90.00	$1,000	$60	$1,060
$100.00	$1,000	$60	$1,060
$120.00	$1,000	$60	$1,060
$150.00	$1,000	$60	$1,060

February 2009	Page 4

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$60	$60
$25.00	$250	$60	$310
$50.00	$500	$60	$560
$75.00	$750	$60	$810
$91.00	$910	$60	$970
$100.00	$1,000	$60	$1,060
$125.00	$1,000	$60	$1,060
$150.00	$1,000	$60	$1,060

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

February 2009	Page 5

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Risk Factors
The RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the underlying stock at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of the RevCons and could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying stock for the RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying stock (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

February 2009	Page 6

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

▪
The RevCons may become exchangeable into the common stock of a company other than The Kroger Co.  Following certain corporate events relating to the underlying stock, you may receive at maturity the common stock of a successor corporation to The Kroger Co.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Credit Risk

▪
The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

February 2009	Page 7

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Other Risk Factors

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with The Kroger Co. The Kroger Co is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to The Kroger Co. in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stock on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stock on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the price of the underlying stock and, accordingly, potentially increased the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price such that you will receive shares of the underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving The Kroger Co. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with The Kroger Co. without regard to your interests, and thus may acquire non-public information about The Kroger Co..  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to The Kroger Co., which may or may not recommend that investors buy or hold the underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the RevCons.

February 2009	Page 8

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Information about The Kroger Co.
The Kroger Co. sells, manufactures and processes food products.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by The Kroger Co. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-00303 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding The Kroger Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons offered hereby and does not relate to the underlying stock or other securities of The Kroger Co.  The issuer has derived all disclosures contained in this pricing supplement regarding The Kroger Co. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to The Kroger Co.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding The Kroger Co. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

February 2009	Page 9

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Historical Information

Historical Information.  The following table sets forth the published high and low closing prices for the underlying stock for 2006, 2007, 2008 and 2009 through February 20, 2009.  The associated graph shows the closing price for the underlying stock for each day from January 1, 2006 to February 20, 2009.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.

The Kroger Co. (CUSIP 501044101)	High	Low	Dividend
2006
First Quarter	20.84	18.27	—
Second Quarter	21.86	19.42	.065
Third Quarter	24.08	21.79	.065
Fourth Quarter	24.29	21.46	.065
2007
First Quarter	28.63	23.17	.065
Second Quarter	31.41	27.66	.075
Third Quarter	29.17	24.80	.075
Fourth Quarter	29.82	25.73	.075
2008
First Quarter	27.10	24.25	.075
Second Quarter	29.35	23.62	.09
Third Quarter	30.35	26.35	.09
Fourth Quarter	28.02	23.78	.09
2009
First Quarter (through February 20, 2009)	26.67	20.97	--

We make no representation as to the amount of dividends, if any, that The Kroger Co. may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of The Kroger Co.

The Kroger Co. Stock Closing Prices January 1, 2006 to February 20, 2009

February 2009	Page 10

RevConsSM
RevConsSM Based on the Common Stock of The Kroger Co. Due August 25, 2009

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

February 2009	Page 11